EXHIBIT NO. 21




                      SUBSIDIARIES OF ELIZABETHTOWN GAS COMPANY


          Essel Corporation (a Florida corporation) and Utility Billing Services, Inc. (a New Jersey corporation) are wholly-owned subsidiaries of Elizabethtown Gas Company.

          Natural Gas Services, Inc. (a Delaware corporation) is a wholly-owned subsidiary of Essel Corporation.
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